Exhibit 2.1

EXECUTION COPY

Confidential settlement discussions

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT dated as of January 22, 2012 (“Amendment Agreement”), between Aptuit, LLC, a Delaware limited liability company (“Seller”), and Catalent Pharma Solutions Inc., a Delaware corporation (“Purchaser” and, together with Seller, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Stock Purchase Agreement, and all rules as to interpretation and usage set forth in the Stock Purchase Agreement shall apply to this Amendment Agreement.

WHEREAS, Seller and Purchaser have entered into that certain Stock Purchase Agreement, dated as of August 19, 2011 (the “Stock Purchase Agreement”), between Seller and Purchaser, with respect to the sale of all of the outstanding shares of stock of Aptuit Holdings, Inc. (the “Company”); and

WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement on the terms set forth in this Amendment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and undertakings contained herein, the parties agree as follows:

SECTION 1.01 Amendments to Stock Purchase Agreement. (a) Section 1.01 of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the language set forth below:

“Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all the right, title and interest of Seller in, to and under the Shares, free and clear of all Liens, for an aggregate purchase price of $407,000,000 (the “Purchase Price”), payable and subject to adjustment as set forth in Article II.”

(b) Section 2.01(c)(i) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the language set forth below:

“by wire transfer to a bank account designated in writing by Seller at least two business days prior to the Closing Date, immediately available funds in an amount equal to the Purchase Price (A) (1) plus or minus the Estimated Working Capital Adjustment, and (2) minus the Estimated Net Funded Indebtedness (the Purchase Price as adjusted pursuant to this Section 2.01(c)(i)(A) shall be hereinafter referred to as the “Estimated Purchase Price”) and (B) minus the Escrow Amount;”

(c) Section 2.02(b) of the Stock Purchase Agreement is hereby amended by deleting the words “PricewaterhouseCoopers LLP” and replacing them with “BDO USA, LLP”.

(d) Section 2.02(c) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the language set forth below:

“The Purchase Price shall be (i) increased by the amount by which Closing Working Capital exceeds $19,853,000 (the “Target Working Capital”) or decreased by the amount by which Closing Working Capital is less than the Target Working Capital and (ii) decreased by the amount of Closing Net Funded Indebtedness. The Purchase Price as adjusted pursuant to this Section 2.02(c) shall hereinafter be referred to as the “Final Purchase Price”. If the Estimated Purchase Price is less than the Final Purchase Price, Purchaser shall, and if the Final Purchase Price is less than the Estimated Purchase Price, Seller shall, within 10 business days after the Statement becomes final and binding on Seller and Purchaser pursuant to Section 2.02(b), make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the Prime Rate from (and including) the Closing Date to (but not including) the date of payment.”

(e) Schedule A to the Stock Purchase Agreement is hereby deleted in its entirety and removed from the Table of Contents of the Stock Purchase Agreement (“Schedule A”).

(f) Section 3.01(f) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the language set forth below:

“Seller shall have delivered to Purchaser the Additional Financial Statements.”

(g) Section 5.06(b) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the language set forth below:

“Seller shall use reasonable best efforts to deliver to Purchaser (i) an audited combined balance sheet of the Business as of September 30, 2011, together with the related audited combined statements of operations, changes in shareholder’s equity and cash flows for the year ended September 30, 2011, (ii) an audited combined balance sheet of the Business as of September 30, 2009, together with the related audited combined statements of operations, changes in shareholder’s equity and cash flows for the year ended September 30, 2009, in the cases of clauses (i) and (ii), with report(s) thereon (with no exception or qualification) of E&Y, including in each case the notes thereto and (iii) if the Closing Date is after February 13, 2012, an unaudited combined balance sheet of the Business as of December 31, 2011, together with the related unaudited combined statements of operations, changes in shareholder’s equity and cash flows for the quarter ended December 31, 2011 (collectively, together with the 2010 Audited Financial Statements, the “Additional Financial Statements”). Seller shall provide Purchaser access to E&Y’s work papers used in connection with the preparation of Additional Financial Statements (subject to the execution of customary access letters acceptable to E&Y). Seller shall provide reasonable cooperation and assistance to Purchaser in its obtaining such accountants’ comfort letters from E&Y, consents for use of their reports and any other pertinent information or documents as reasonably requested by Purchaser in connection with the Additional Financial Statements and Purchaser’s Securities and Exchange Commission disclosure obligations.”

(h) Section 5.06(c) of the Stock Purchase Agreement is hereby deleted in its entirety.

(i) The parenthetical set forth in Section 10.03(a)(iv) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the language set forth below:

“(for the avoidance of doubt, any collateral tax consequences, e.g., use of net operating losses of the Company or any Company Subsidiary that arose in a Pre-Closing Tax Period, resulting from the Restructuring are excluded from the indemnity obligation pursuant to this Section 10.03(a)).”

(j) Section 11.01(d) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the language set forth below:

“Seller or Purchaser, upon written notice to the other party, if the Closing does not occur on or prior to March 15, 2012 (such date, the “Outside Date”); or”

(k) Section 12.06(c) of the Stock Purchase Agreement is hereby amended by deleting the references to Adjusted Purchase Price and Schedule A.

(l) The Seller Disclosure Schedule is hereby amended as set forth in the attached Exhibit A.

(m) Exhibit A to the Stock Purchase Agreement is hereby amended as set forth in the attached Exhibit B.

SECTION 2.01 Release, Waiver and Withdrawal of Dispute Notice. (a) From and after the date of this Amendment Agreement, neither Party will have any right, claim or demand against the other Party arising out of, resulting from or in connection with the Specified Matters (as defined in Exhibit A), Schedule A, the calculation of Unaudited Facility Level EBITDA, the Facility Level EBITDA Statement and/or the putative dispute identified by Purchaser by Dispute Notice dated November 1, 2011 (the “Dispute Notice”) (collectively, the “Released Claims”). For the avoidance of doubt, the Released Claims (i) include, but are not limited to, (A) any and all claims for any adjustment or modification to the Purchase Price with respect to the matters set forth in the Dispute Notice and any claims and counterclaims that were or could be asserted as a result of a breach or failure to comply with the obligations and procedures set forth in Schedule A and (B) any and all claims under Section 10.01(a)(i) of the Stock Purchase Agreement in respect of the Specified Matters and (ii) shall not include any and all claims under Section 10.1(a)(iii) of the Stock Purchase Agreement or under Article V of the Restructuring Agreement.

(b) Concurrently with the execution of this Amendment Agreement, Purchaser shall withdraw the Dispute Notice and shall terminate, with prejudice, the dispute process commenced pursuant to same under Schedule A, with each Party to bear its own fees and costs and Seller to bear the fees and costs of the Company and its subsidiaries.

(c) The Parties hereby mutually and severally, irrevocably and unconditionally, release and forever discharge each other from any and all claims and obligations, whether past, present or future, stated or unstated, accrued or unaccrued, known or unknown, arising out of, resulting from or in connection with the Released Claims.

SECTION 3.01 2010 Audited Financial Statements. The 2010 Audited Financial Statements are attached hereto as Exhibit C in substitution for the 2010 Audited Financial Statements previously delivered to Purchaser pursuant to Schedule A.

SECTION 4.01 Continuing Effect of Stock Purchase Agreement. This Amendment Agreement shall only serve to amend and modify the Stock Purchase Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Stock Purchase Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. In the event of any conflict or inconsistency between the provisions of the Stock Purchase Agreement and the provision of this Amendment Agreement, the provisions of this Amendment Agreement shall control. On and after the date of this Amendment Agreement, each reference in the Stock Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Stock Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Stock Purchase Agreement, shall mean and be a reference to the Stock Purchase Agreement, as amended by this Amendment Agreement; provided, that references to “the date of this Agreement” and other similar references shall continue to refer to the original date of the Stock Purchase Agreement and not to the date of this Amendment Agreement.

SECTION 5.01 Assignment. This Amendment Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto (including by operation of Law in connection with a merger, consolidation or sale of substantially all the assets of any party hereto); except that either party may assign (including by operation of Law in connection with a merger, consolidation or sale of substantially all the assets of any party hereto); all or any of its rights, interests and obligations hereunder to (i) any of its Affiliates or (ii) following Closing, (A) in the case of Purchaser, any subsequent purchaser (whether by merger, consolidation or sale) of all or substantially all of the Business or any material portion of the assets thereof and (B) in the case of Seller, any subsequent purchaser of all or substantially all of the Retained Business or any material portion of the assets thereof; provided that (x) such assignment shall not relieve the assigning party of any of its obligations hereunder and (y) Purchaser may assign in whole or in part, its rights under this Amendment Agreement without the consent of any other party thereto for collateral security purposes to any Lender, provided that no such assignment shall relieve Purchaser of any of its obligations hereunder. Any attempted assignment in violation of this Section 5.01 shall be void.

SECTION 6.01 No Third Party Beneficiaries. This Amendment Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 7.01 Entire Agreement. This Amendment Agreement, the Stock Purchase Agreement, the Other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 8.01 GOVERNING LAW. THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 9.01 General Provisions. Sections 12.11 (Enforcement), 12.12 (Consent to Jurisdiction) and 12.13 (Waiver of Jury Trial) of the Stock Purchase Agreement shall govern this Amendment Agreement.

SECTION 10.01 Counterparts. This Amendment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment Agreement by facsimile, email or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Amendment Agreement.

SECTION 11.01 Severability. If any term, covenant, restriction or provision of this Amendment Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or incapable of being enforced by any applicable Law or public policy, all other terms, covenants, restrictions and provisions of this Amendment Agreement shall nonetheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, covenant, restriction or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Amendment Agreement are consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

APTUIT, LLC

by	/s/ Tim Tyson
Name: Tim Tyson
Title: Chief Executive Officer

CATALENT PHARMA SOLUTIONS, INC.

by	/s/ Samrat S. Khichi
Name: Samrat S. Khichi
Title: SVP, Chief Administrative Officer & General Counsel

[Signature Page to Amendment Agreement]